Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nexalin Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(1)	370,454(2)	$4.97(1)	$1,841,156.38	0.00013810	$254.26
Total Offering Amounts					$1,841,156.38		$254.26
Total Fee Offsets							$0.00
Net Fee Due							$254.26

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices per share of Registrant’s common stock on September 17, 2026 as reported by The Nasdaq Stock Market.
(2)	Represents shares of the Registrant’s common stock that may be issued pursuant to stock awards under (1) the Nexalin Technology, Inc. 2026 Equity Incentive Plan (the “2026 Plan”) consisting of 233,333 shares of the Registrant’s common stock reserved for issuance under the 2026 Plan and (2) Nexalin Technology, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) consisting of 137,121 shares of the Registrant’s common stock reserved for issuance under the 2023 Plan. Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the 2026 Plan and the 2023 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.